Exhibit 10.XX

OAK RIDGE FINANCIAL SERVICES, INC.

LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of June 20, 2011, by and between Oak Ridge Financial Services, Inc., a North Carolina corporation (the “Company”), and Lynda J. Anderson (the “Participant”). The Company hereby grants Restricted Stock in accordance with section 7 of the Company’s Long-Term Stock Incentive Plan (the “Plan”) to the Participant, subject to the terms and conditions of this Agreement. Terms that are defined in the Plan are used in this Agreement as the terms are defined in the Plan.

WHEREAS, the Plan Committee appointed to administer the Plan (the “Plan Committee”) has approved a restricted stock award to the Participant under the terms and conditions provided in the Plan and in this Agreement, and

WHEREAS, the parties desire to set forth the terms and conditions of the restricted stock award.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows.

1. Grant of Award. Subject to the terms and conditions set forth in the Plan and in this Agreement, the Participant is hereby awarded 350 restricted shares (the “Restricted Shares”) of the Company’s common stock. The date of this award (the “Restricted Stock Award Date”) is June 20, 2011.

2. Representations of Participant. Participant hereby (a) accepts the award of Restricted Shares described in section 1, (b) agrees that the Restricted Shares will be issued and shall be held in uncertificated form until all of the restrictions shall have lapsed and will be held by the Participant and the Participant’s successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms, and conditions contained in this Agreement and the Plan, (c) represents that he or she is acquiring the Restricted Shares for investment and not for resale or other distribution, (d) understands that the transfer or resale of the Restricted Shares may be subject to restriction under the Securities Act of 1933 or applicable state securities laws, and (e) agrees that the following legend may be noted in the Company’s stock transfer books:

“These shares are subject to the terms and restrictions of the Oak Ridge Financial Services, Inc. Long-Term Stock Incentive Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which Plan is available from Oak Ridge Financial Services, Inc. upon request.”

3. The Restricted Shares are Conditional and are Subject to Forfeiture. The only condition to unrestricted ownership of the Restricted Shares that must be satisfied by the Participant is that the Participant must maintain continuous service with the Company or a Subsidiary for one year and one day after the Restricted Stock Award Date. The Restricted Shares shall be unvested until one year and one day after the Restricted Stock Award Date. If the Participant maintains continuous service with the Company or a Subsidiary for one year and one day after the Restricted Stock Award Date, the Restricted Shares shall become fully vested and non-forfeitable one year and one day after the Restricted Stock Award Date and the Participant thereafter shall possess all right, title, and interest in and to the shares. If the Participant does not maintain continuous service with the Company or a Subsidiary for one year and one day after the Restricted Stock Award Date, whether because of voluntary or involuntary termination, termination because of disability, or death, the Restricted Shares shall be forfeited in their entirety by the Participant effective as of the date the Participant’s service terminates, unless in its sole discretion the Plan Committee elects to accelerate the Participant’s vesting in and right to all or a portion of the Restricted Shares when the Participant’s service terminates. However, if a Change in Control occurs within one year and one day after the Restricted Stock Award Date and if the Participant maintains continuous service with the Company or a Subsidiary through the date of the Change in Control, and provided the Restricted Shares shall have been outstanding for at least six months when the Change in Control occurs, then on the date of the Change in Control the Restricted Shares shall become fully vested and non-forfeitable and the Participant thereafter shall possess all right, title, and interest in and to the Restricted Shares.

4. Restriction Period. Except as otherwise provided in this Agreement or the Plan, the Participant may not sell, assign, transfer, pledge, or otherwise dispose of or encumber any of the Restricted Shares, or any interest therein, until the Participant’s rights in the Shares are vested in accordance with section 3 (the “Restriction Period”). Any purported sale, assignment, transfer, pledge, or other disposition or encumbrance in violation of this Agreement or the Plan shall be void and shall have no effect.

5. Voting and Dividends. During the Restriction Period and except as otherwise provided in the Plan, the Restricted Shares shall confer on the Participant all of the rights of a shareholder. Stock dividends and shares issued as a result of any stock-split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

6. The Plan Governs. The Restricted Shares and this Agreement are subject to the terms and conditions of the Plan, as well as any rules of the Plan Committee under the Plan. The Participant acknowledges having received a copy of the Plan. The Participant represents that he or she is familiar with the terms and provisions of the Plan. The Participant accepts the Restricted Shares subject to all the terms and provisions of the Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Plan Committee having to do with the Plan or this Agreement.

7. No Internal Revenue Code Section 280G Cutback. The Restricted Shares awarded under this Agreement shall not be subject to section 13.6 of the Plan, which provides that payments attributable to the Plan that are “parachute payments” within the meaning of Internal Revenue Code section 280G are subject to reduction to the extent necessary to avoid Adverse Tax Consequences.

8. Certificates. Provided book entry registration is allowed by the Company’s Articles of Incorporation and Bylaws, and despite any provision of the Plan that provides for issuance of a stock certificate or certificates, the Participant hereby agrees that the Company may record the Participant’s ownership of the shares using a book entry system instead of issuing certificates representing shares of common stock awarded by this Agreement.

9. Entire Agreement. This Agreement and the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties concerning the subject matter and constitute the sole agreement between the parties relating to the subject matter. All prior negotiations and agreements between the parties concerning the subject matter of this Agreement are merged in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements concerning the Restricted Shares have been made by any party or by anyone acting on behalf of any party that are not contained in this Agreement or in the Plan, and each acknowledges that any agreement, statement, or promise concerning the Restricted Shares that is not contained in this Agreement or the Plan is not valid, is not binding, and is of no force or effect.

10. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and is signed by the parties. However, the Company may change or modify this Agreement without the Participant’s consent or signature if, in its sole discretion, the Company determines that the change or modification is necessary for purposes of compliance with or exemption from the requirements of the Internal Revenue Code of 1986, including, but not limited to, section 409A of the Internal Revenue Code of 1986, or any regulations or other Department of Treasury guidance of general application issued under the Internal Revenue Code of 1986. The Company may amend this Agreement to the extent permitted by the Plan.

11. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.

12. Notice. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid, and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices in Oak Ridge, North Carolina, and if to Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

13. Taxes. In connection with the transfer of shares of common stock as a result of the vesting of Restricted Shares, the Company shall have the right to require the Participant to pay an amount in cash sufficient to cover any tax, including any Federal, state, or local income tax required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment to the appropriate taxing authority of the amount of such Withholding Tax.

14. No Registration Rights. The Participant acknowledges and agrees that the Company and its Subsidiaries are under no obligation to register the Participant’s offer and sale of the Restricted Shares awarded under this Agreement under the Securities Act of 1933 or the securities laws of any state.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date specified in section 1, and the Participant has duly executed this Agreement as of the date specified in section 1 and consents to and approves all of its terms.

PARTICIPANT	OAK RIDGE FINANCIAL SERVICES, INC.
a North Carolina corporation

/s/ Lynda J. Anderson	By:
Lynda J. Anderson
Its:

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